EXHIBIT 99.1

Press Release

Trend Mining Announces Gold Production and Study of Nickel Deposit

DENVER, March 22, 2006 (PRIMEZONE) — Trend Mining Company (OTC BB:TRDM.OB — News) is pleased to announce that gold production is to commence at Andacollo, Chile, in April, and the Company is focusing its current efforts on evaluating the Mouat nickel-copper deposit at Stillwater, Montana. Trend holds a 1% royalty on the Andacollo gold mine in Chile, holds a major land position in the uranium-rich Athabasca Basin of Saskatchewan, is evaluating a potentially significant nickel-copper resource at Stillwater in Montana, and is vetting inquiries from several parties who are potentially interested in exploring Lake Owen in Wyoming (platinum group metals and iron-titanium-vanadium potential) and Peter Lake, Saskatchewan (nickel-copper and platinum group metals).

Gold income from Andacollo will provide Trend its first operating revenues. Mine owners report that solutions are being applied to stacked ore and gold production should commence in April. Andacollo should produce 57,800 ounces of gold in 2006. Projections for the balance of production from the +300,000 oz. resource have not yet been provided to the Company. Trend’s 1% royalty, at current gold prices of $555 per ounce of gold, should pay Trend this year in excess of $300,000 (pretax).

The uranium deposits in Saskatchewan are the richest in the world. Saskatchewan’s high grade McArthur River mine (437 million pounds at a grade of 25% U3O8), was discovered in a program led by Dr. Lloyd Clark, former manager of exploration for the entity that became Cameco, world’s largest producer of uranium. Dr. Clark is the underlying owner of Diabase Peninsula, which he staked due to geologic characteristics similar to those at McArthur River. Trend leased Diabase from Dr. Clark late last year. Trend subsequently entered into a joint venture with Nuinsco Resources, which can earn 50% in the project through its current drilling program. Nuinsco has advised Trend that it has already intersected anomalous uranium and will follow up with additional drilling this spring and summer. Uranium presents Trend’s shareholders with a large upside.

The Mouat Nickel-Copper deposit at Stillwater, Montana, will be Trend’s focus for the balance of 2006. It appears to offer Trend’s shareholders their best potential for near term exploration success. Whereas Trend entered into an option agreement with Aurora Metals (BVI) Limited with the intent to conduct exploration along horizons lying south of Stillwater’s operating platinum-palladium mine, today’s metal prices caused Trend to realize that the Mouat offers potential for a significant resource without having to make a discovery or make a deal. Published estimates of mineralized material (U.S. Geological Survey “resources” (1993)) vary from 92.0 million tons at 0.27% Ni and 0.29% Cu as a global estimate or 23.1 million tons at 0.62% Ni and 0.45% Cu). Trend is currently assessing the historical data for purposes of mounting an underground drilling program on this resource this summer, based from the historic Mouat tunnel which was driven by Anaconda in the 1970s to explore the resource at that time.

As noted above, parties are potentially interested in exploring at Lake Owen and Peter Lake, such that all of Trend’s properties could be farmed out to others by the coming field season except Stillwater, and then Trend, subject to raising capital to fund the summer’s program, would explore at Stillwater and the Mouat on its own.

Trend Mining Company is a diversified, U.S.-based minerals company that offers investors exposure and leverage to discovery of precious and base metals. Trend’s properties include its royalty interest in the Andocollo gold mine in Chile, along with a compelling portfolio of uranium, PGM and base metal exploration projects in the United States and Canada. Trend is led by highly-qualified management and a strong Board of Directors. Trend stock trades on the OTC Bulletin Board (OTC BB:TRDM.OB — News).

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company’s ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

Contact:
      Trend Mining Company
      Thomas Loucks, President & CEO
      (303) 798-7363